Exhibit 10.1

THE PERRIGO EMPLOYEE SEVERANCE PROGRAMME

IRELAND

Strictly Confidential

SECTION 1	INTRODUCTION
SECTION 2	TERMS OF SEVERANCE PROGRAMME
SECTION 3	WHAT HAPPENS TO ALL BENEFITS
SECTION 4	REDUNDANCY TAXATION
SECTION 5	SOCIAL WELFARE ENTITLEMENTS
SECTION 6	OTHER INFORMATION/ADVICE
SECTION 7	PRACTICAL “TO DO” LIST UPON LEAVING PERRIGO
SECTION 8	USEFUL FUTURE CONTACT DETAILS

IMPORTANT NOTICES

1.    The information in this Booklet, and indeed any individual advice that you may receive from the Company (or the advisors it retained at a later stage), is based on the Company’s understanding of current legislation, particularly in the tax, pension and social welfare areas. It will, of course, be up to the relevant authorities to determine your exact tax position and your Social Welfare entitlements. Pension benefits will be determined in accordance with and subject to the relevant pension deeds and rules as well as Revenue limits. You should take appropriate advice on the information contained in the Booklet.

2.    This Severance Programme contains the entire terms of severance for employees of Perrigo and all previous programmes, plans, agreements, understandings, assurances, statements, promises, warranties, representations (whether written or oral) provided by Elan or Perrigo are superseded by this Severance Programme.

1.	INTRODUCTION

The Severance Programme commenced on 18 December 2013 for a period of three years to 18 December 2016. On 8 November 2016 the Severance Programme was approved for a further period of three years and will terminate on 18 December 2019. On 10 November 2019 the Severance Programme was amended and approved for a further period of three years and will terminate on 18 December 2022.

The Severance Programme will apply where you are

1.	made redundant; or

2.	terminated without cause; or

3.	relocated from your existing place of work; or

4.	subject to a material diminution of your authority, duties or responsibilities; or

5.	subject to a material diminution in your salary,

The Severance Programme outlines:

•	the financial terms and conditions of the Programme;

•	details of how it will operate in practice, and

•	the support services made available to you.

The Company will engage the services of specialist advisors who will be able to provide additional guidance in the areas of:

•	Your estimated tax position;

•	Your pension entitlements; and

•	Outplacement service for career planning and guidance.

Throughout this process, all information will be treated in confidence. The Company encourages you to make full use of the services provided to help you effectively prepare for your future.

2.	TERMS OF SEVERANCE PROGRAMME

2.1	Statutory Redundancy

Terms
Employees with 104 weeks or more weeks’ continuous service with the Company are eligible for a statutory redundancy payment.

Statutory Redundancy is calculated on the basis of: -

a.    Two weeks pay for each year of service
plus
b.    One week’s additional pay.

Eligible Pay

Statutory Redundancy is calculated by reference to your continuous years of service and is based on your actual gross weekly wage at the date of your notification of redundancy.

There is a statutory ceiling of €600 per week; any excess of this limit is not included in the calculation of your statutory redundancy payment – e.g. if an employee’s basic pay is €650 per week the €600 amount is used.

Service

Statutory Payment is based on years of reckonable service. If the total amount of reckonable service is not an exact number of years, the “excess” days are credited as a proportion of a year. Reckonable service includes the following:

❖    All or part of a week an employee is at work
❖    Period of up to 52 consecutive weeks absence due to occupational injury
❖    Period of up to 26 weeks due to illness or non occupational injury
❖    Any authorised absences by the employer which includes holidays, compassionate leave, career break or short-time
❖    Any periods whilst an employee is on protected leave – including maternity, additional maternity leave, parental leave, carer’s leave and adoptive leave.

2.2	Discretionary Ex-Gratia Payment
Perrigo provides an enhanced severance payment over & above the statutory entitlement as set out below for all employees through Band B:

Terms
Each affected employee with 2 or more year’s continuous reckonable service will receive 6 WEEKS PAY PER EACH YEAR OF SERVICE (exclusive of Statutory) plus 1 additional week.

Employees with 1.5 years of continuous reckonable service but less than 2 years of continuous reckonable service the ex-gratia payment will receive 12 weeks pay plus 1 additional week.

Employees with less than 1.5 years of continuous reckonable service will receive 8 weeks pay plus 1 additional week.

The maximum ex-gratia payment will be 79 weeks of pay i.e. 78 weeks plus 1 additional week.

Eligible Pay

The Discretionary Ex-Gratia lump sum will be based on your actual gross weekly wage at the date of your notification of redundancy.

Calculation of ex-gratia payments does not include potential amounts available under any discretionary Company bonus programme (‘bonuses’), fixed allowances or amounts ‘in lieu of benefits’ such as Company cars.

The cap of €600 per week does not apply in respect of the Company’s additional Ex-Gratia payment.

Service

The Discretionary Ex-Gratia Payment is based on years of reckonable service. If the total amount of reckonable service is not an exact number of years, part-years of 6 months or more will count as an additional year (e.g. 5 years & 7 months service will be rounded to 6 years) “

The Discretionary Ex-Gratia Terms for Employees at Band A (Vice President) level and above, which are not in addition to the Band B and below Ex-Gratia payment, are as follows:

Employment Classification	Discretionary Ex-Gratia Terms for Bands A or higher
Band A (VP)	Seventy-eight (78) Weeks of Pay plus an amount equal to the Eligible Employee’s target annual bonus for the year in which the Severance date occurs.
Band A (SVP)
Two times (2x) the sum of (a) fifty-two weeks (52) Weeks of Pay (prior to any reduction due to a Significant reduction in Scope or Base Compensation, is applicable) and (b) the Eligible Employee’s target annual bonus for the year in which the Severance Date occurs. Furthermore, the Eligible Employee will be entitled to the benefits of the Excise Tax Gross-Up Payment, if applicable.

EVP
Two and one half times (2.5x) the sum of (a) fifty-two weeks (52) Weeks of Pay (prior to any reduction due to a Significant reduction in Scope or Base Compensation, if applicable) and (b) the Eligible Employee’s target annual bonus for the year in which the Severance Date occurs.

Eligible Pay

The Discretionary Ex-Gratia lump sum will be based on your actual gross weekly wage at the date of your notification of redundancy.

Calculation of ex-gratia payments does not include fixed allowances or amounts ‘in lieu of benefits’ such as Company cars.

The cap of €600 per week does not apply in respect of the Company’s additional Ex-Gratia payment.
Service

The Discretionary Ex-Gratia Payment is based on years of reckonable service. If the total amount of reckonable service is not an exact number of years, part-years of 6 months or more will count as an additional year (e.g. 5 years & 7 months service will be rounded to 6 years

Conditions of Receipt of the Discretionary Ex-Gratia Payment. The Discretionary Ex-Gratia amount is subject to the employee’s co-operation being provided during their transition period and remaining with the Company until the termination date, agreed with the Company.

This payment is discretionary on behalf of the Company and will be subject to and will only be paid on receipt of a Voluntary Settlement Agreement/ Termination Letter signed by the employee. The terms of this benefit are at all times at the sole discretion of the Company and may be subject to review and amendment at any time. If an employee elects not to sign the Voluntary Settlement Agreement/ Termination Letter the employee will receive their statutory entitlements only.

2.3	Notice Periods

Your notice period is as stated in your individual contract of employment (e.g., a month for employee’s in Bands 1 to 3 or 3 months notice for employee’s at Associate Director or above). The Minimum Notice & Terms of Employment Act lays down statutory minimum periods of notice which are dependent on an employee’s length of service as follows:

Length of Service	Notice Period
13 weeks but less than 2 years	1 weeks notice
2 years but less than 5 years	2 weeks notice
5 years but less than 10 years	4 weeks notice
10 years but less than 15 years	6 weeks notice
15 years or more	8 weeks notice

You will be entitled to receive the higher of the two notice periods. For example, if you have 2 month’s notice under your contract of employment but have 5 years service with the Company you will be entitled to the 2 month’s notice.

Employees are expected to be available for and to work at a minimum 2 weeks of their notice period; however, the Company ultimately reserves the right to make payment in lieu of notice periods in full or part. Where an employee on their own request seeks an earlier release date and the Company agrees to facilitate this, no payments shall be made in lieu of notice period.

When monies are paid in lieu of notice the date of termination for Statutory Redundancy purposes is the date in which the minimum notice (identified in the above table), had it been given, would have expired. Notice required under the Redundancy Acts may run concurrently with other notice requirements.

3.	WHAT HAPPENS TO ALL BENEFITS
The following list will advise eligible employees on how each Perrigo benefit will be treated. Please review the following details to ensure you fully understand the status of each benefit that may apply to you.

Please Note: Where these benefits continue for a period of time after you have left Perrigo payroll due to being paid in lieu of notice – existing benefits will remain in place until your termination of employment.

Pension (including AVCs)

Employer contributions to your pension fund will be paid up until the termination of your employment. In addition, employee contributions will also continue to be deducted from your payroll up until your termination date. Upon termination Mercer will send you out a withdrawal statement to your home address within a couple of weeks. This statement will outline all pension options available to you.

As your pension entitlement can impact your overall tax liability, with regard to any severance lump sum payment that you may receive, the Company will make arrangements for a representative of Mercer to be on site to provide you with information and advice on the options available to you. Prior to this meeting with Mercer, individual details will be submitted to Mercer to determine pension augmentation options and tax implications.

Life Assurance

You will continue to have Death in Service Benefit up until your termination date (inclusive of notice period). In addition, Perrigo has arranged to provide you with a special Death in Service Benefit for a period of 6 months from your termination date at the end which the extended cover will automatically lapse. This special Death in Service benefit cover will be based on your salary at the date of leaving and the level of cover will be four times your salary. Please note that where underwriting is in place and terms of cover are less than four times salary these terms will automatically be carried forward into this extended cover.

Once the six-month extended cover has been reached you have the option to continue part or all of your death benefit under the scheme however a Statement of Health form and/or medical examination will be required. This option remains available to you for one month after your leaving date. If you wish to continue part or all of your cover after this date, please discuss this with Mercer directly and they can arrange to prepare a quotation for you.

We strongly encourage you to ensure that alternative life cover is put in place before the extended period finishes.

Disability Benefit/ Permanent Health Insurance

You will have Disability Benefit cover up until your termination date (inclusive of notice period). After this period, your cover under the Perrigo plan will cease.

Health Insurance

Your current health insurance cover will remain in place up until your date of termination. If you are paying for your health insurance cover via payroll deduction, the cost of this cover up until your termination date will be deducted from your final payroll. In addition, any health insurance allowance being paid to you via payroll will cease as of your termination date. If you currently are not paying for health insurance cover via payroll deduction and instead are paying the health insurer directly please ensure that you submit a health insurance allowance claim form along with proof of payment immediately to HR or Payroll in order to claim for any health insurance allowance that may be due to you. This allowance would be processed in your final payroll (subject to applicable withholdings).

Upon termination of employment it will be your responsibility to pay your Health Insurance provider directly in order to maintain cover. If you are currently a member of the Perrigo Group Scheme with VHI and would like to transfer your healthcare cover to an individual membership from the date of leaving Perrigo please contact the following:

•	VHI Healthcare – Krystle Fitzpatrick 01 887 1749

TaxSaverCommuter

Where applicable, the total amount owing on the cost of your tax saver commuter ticket will be fully deducted from your final payroll cheque as the ticket cannot be cancelled. Please note that Annual Tickets are non transferable. Only the person named on the ticket may use it for travel. It cannot be resold or used by anyone else.

Employee Assistance Program

You will continue to have access to the Employee Assistance Program (Optum) through the last day of the month of your termination date.

Annual Leave

You will be paid in lieu for any holidays that you have accrued or accrue during your employment up to the date of termination. These will be paid in your final payroll and taxed as normal. If you have taken more than your accrued entitlement, the excess will be deducted from your final payroll.

Employee Education Assistance

There will be no claw backs on money already advanced and paid out by the Company in association with education courses.

Sports & Social Club Benefits

Membership of the Sports & Social Club will cease upon termination of employment.

Company Property

All Company property without exception must be returned on or before your last day of employment.    This includes, but is not limited to:

•	Laptop Computers

•	Blackberry/IPhone/other cell phone

•	Computer & printer hardware

•	ID Badges

•	Company Credit Cards

•	Phone Cards

4.	REDUNDANCY TAXATION

The following is a general description of the Irish tax consequences of severance payments and is based on Irish tax law in effect at December 2019 This should not be construed as tax advice. The actual tax consequences of a severance payment will depend on an individual’s specific facts and circumstances and you should contact your own tax adviser in this regard.

Statutory redundancy and certain ex-gratia lump sums may be subject to favourable tax exemptions and reliefs on termination.

Severance packages generally form two parts – Statutory Redundancy and an additional ex-gratia payment that may be made available by an employer. Statutory redundancy payments are exempt from income tax, if due. The current tax rules relating to severance in excess of statutory redundancy are somewhat complex.

A brief summary of the main tax exemptions and reliefs available on the additional ex-gratia payment that an employer may provide are outlined below.

Employees may also be entitled to claim the highest of the following three tax exemptions, on the additional ex- gratia amount:

a)	Basic Exemption, or

b)	Increased Exemption, or

c)	Standard Capital Superannuation Benefit

The tax exemptions relevant to an individual are based on personal circumstances, for example years’ service in the employment, remuneration, pension entitlements. These tax exemptions are calculated using complete years’ service only. The date of termination for tax exemption purposes is the date that the employment actually ceases and the individual leaves the employment.

It should be noted that the total exemptions an employee can claim over their lifetime is capped at €200,000. The Increased Exemption is also restricted if the employee claimed any tax exemption other than the Basic Exemption in the last 10 years.

a)	Basic Exemption:

The basic exemption is €10,160 plus €765 for each complete year of service with the Company.

If we take the example of a person who joined the Company in December 2001 and leaves the Company in 2013, they would have 11 full years of service, so their basic exemption would be €10,160 plus €765 x 11 = €18,575.

b)	Increased Exemption:

The basic exemption of €10,160, plus €765 for each full year of service can be increased by a further €10,000. The increased exemption is only available to individuals who have not made any claims in respect of a lump sum received in the previous ten tax years.

If you are a member of the Company pension scheme, the increased exemption of €10,000 is reduced by the amount of:

•	Any tax-free lump sum from the pension scheme to which you may be immediately entitled or

•	The present day value at the date of leaving employment of any tax-free lump sum which may be receivable from the pension scheme in the future.

Employees will have the option of waiving their entitlements to their tax-free lump sum from the Company pension scheme in order to avail of the full €10,000 increased exemption. A waiver form must be signed in this regard. If the lump sum from the pension scheme is more than €10,000 and you do not waive your entitlement to same, you are not due the increased exemption.

Revenue approval is required for the Increased Exemption.

c)	SCSB (Standard Capital Superannuation Benefit):

This relief generally applies to those employees who have high earnings and/or long service with the Company. The formula for calculating the SCSB is:
A X B / 15 - C

Where:

A is the average annual remuneration for the last 36 months service to the date of termination

B is the number of complete years of service

C is the value of any tax-free lump sum received/receivable under the Company approved pension scheme.

Because of the interaction of taxation and your pension it is important that you receive independent advice on this. The Company will engage the services of Mercer to provide you with guidance in this area.

5.	SOCIAL WELFARE ENTITLEMENTS

Social Welfare considerations post Termination of Employment

Jobseeker's Benefit is a weekly payment from the Department of Social Protection (DSP) to people who are out of work and are covered by social insurance (PRSI). Jobseeker's Benefit used to be called Unemployment Benefit. If you don't qualify for Jobseeker's Benefit you may qualify for Jobseeker's Allowance.

Further information on these benefits can be found on the following website:

http://www.citizensinformation.ie/en/social_welfare/social_welfare_payments/unemployed_people/jobseeke rs_benefit.html

See Table below for contact details of some local Department of Social Protection offices in Dublin.

Postal Districts	Office	Phone Number	Opening Hours
Athlone	Barrack Street	090 649 2066	Mon – Fri
9.30 – 12.00
2.00 – 4.00
Dublin 1	North Cumberland Street	01 889 9500	Mon – Fri
9.15 – 12.00
2.00 – 4.00
Dublin 2	Pearse Street	01 636 9300	Mon – Fri
9.15 – 12.00
2.00 – 4.00
Other Regional Offices
Dublin 1	Amiens Street	01 704 3000
Dublin 5	Greendale Road	01 806 3800
Dublin 7	Navan Road	01 882 3100
Dublin 8	Ballyfermott	01 616 0300
Dublin 11	Ballymun	01 816 5100
Dublin 11	Finglas	01 864 0480
Dublin 14	Nutgrove	01 493 5266
Dublin 15	Blanchardstown	01 824 6300
Dublin 22	Clondalkin	01 403 0000
Dublin 24	Tallaght	01 452 7019
Co. Dublin	Balbriggan	01 802 0050
Co. Dublin	Dun Laoghaire	01 280 0288
Co. Dublin	Malahide	01 806 1040

6.	OTHER INFORMATION/ADVICE

6.1	Individual Value of Severance Terms

If you are made redundant you will receive a Preliminary Personal Statement at your initial consultation meeting. This form sets out:

•	The terms of the agreement as they relate to you (i.e. your Eligible Pay for the purpose of the lump sum calculation)

These figures will give you a near approximation of your gross entitlements. Part of your severance package may be subject to tax as per revenue guidelines.

Note: Your final figures will be calculated based on actual data at termination date and therefore may differ to preliminary estimates.

6.2	Individual Advice Sessions

Advice sessions will be available on a one-to-one basis with consultants from Mercer. They will be able to provide you with more detailed information on pension options particularly as they relate to the tax reliefs available. Further details to follow.

6.3	Outplacement Advice

Outplacement support is a range of services that will be provided with the aim of assisting employees leaving the Company. This will include workshops and guidance: preparation of CVs, jobsearch, preparing for interviews, etc.

Details will be made available over the next couple of weeks.

6.4	References

HR will provide a standard, factual reference for all employees stating when the employee commenced employment with Perrigo, how much they earned, date of last promotion (if applicable) on request from a new employer.

More detailed references may be available in response to a direct request from a potential employer.

7.	PRACTICAL “TO DO LIST” UPON LEAVING PERRIGO

Ö To claim Jobseeker’s Benefit you should call to your local Social Welfare Office. Also bring with you your redundancy documentation and your last P60.

Ö    Ensure your tax returns are up to date.

Ö	Consider your pension options (they do not need to be entered immediately). You may wish to delay this decision until you find alternate employment.

Ö	Review your need to replace Risk Benefits (e.g. life assurance, etc.) which will cease when you leave Perrigo.

Ö    Consider whether your health insurance cover needs to be maintained.

Ö    Should you change address please ensure to contact the various benefit providers in addition to payroll.

8.	USEFUL FUTURE CONTACT DETAILS

PERRIGO CONTACT LIST
Payroll
Valerie Healy	01 709 4623	valerie.healy@perrigo.com
Compensation & Benefits
John Castanos	01 709 4028	john.castanos@perrigo.com
HR
Louise Milner	01 709 4427	Louise.milner@perrigo.com

BENEFIT CONTACTS
Pension & Risk Benefits
Mercer - 1 6039877		john.redmond@mercer.com
Health Insurance
Krystle Fitzpatrick	01 887 1749	krystle.fitzpatrick@vhi.ie
Employee Assistance Program
Optum	1800 409 476	www.livewell.optum.com